Exhibit 10.1

                                MASTER AGREEMENT

THIS MASTER AGREEMENT (THE "AGREEMENT") is made and entered into as of the 21day of January, 2003, by and between SHOWINTEL NETWORKS, INC., a Nevada Corporation ("Showintel"), with offices at 554 Greentree Cove, Suite 102, Collierville, TN 38017, and MINATAUR PRODUCTIONS, INC. an Illinois corporation ("Channel M"), with offices at 11734 Gateway Boulevard, Los Angeles, California 90064.

                                    RECITALS

Showintel has represented to Channel M that Showintel and its operation have (i) developed and shall operate at Channel M Locations (defined below) a digital media management system with integrative software control through site-based server and systems software that displays advertising and other matter (herein referred to as "Displays"), (ii) the capacity and continued capacity to provide Channel M Locations with a network operation (herein referred to as "Services") for the Displays and, if desired, interactive touch-screen access and e-commerce shopping and (iii) it is developing, and will continue to develop, products and services that can be used in conjunction with their servers, master controls and facilities.

Channel M and Showintel each perceives mutual benefits of displays of advertising, trailers and other matter in a Channel M Location and, if desired, products sold at Channel M Locations by e-commerce, including compact disks and other services and products by Showintel.

In entering into this Agreement and performing its respective obligations, Channel M relies upon Showintel's representations, covenants and agreements as set forth in this Agreement.

NOW, THEREFORE, in consideration of the above Recitals and other good and valuable Consideration, the parties hereto agree as follows:

                                    AGREEMENT

1.   INCORPORATION OF RECITALS

     The recitals set forth above are fully incorporated herein as though set forth again their entirety, and are part of this Agreement.

2.   DEFINITIONS

     a) LOCATIONS. For the purposes of this Agreement, the words "Channel M Location" or "Channel M Locations" shall mean all of the movie theatres owned by third parties which Channel M currently or will provide lobby video programming and/or advertising sales services for ("The Channel M Program").

     b) NETWORKED THEATRES. For the purposes of this Agreement, the words "Networked Theatres" or "Networked Theatre" are defined as all movie theatres with Showintel Displays regardless of whether Showintel or Channel M is the holder of the theatre exhibitor contract.

     c) NON-NETWORKED THEATRES. For the purposes of this Agreement, the words "Non-Networked Theatres" or "Non-Networked Theatre" are defined as all Channel M Locations that do not have Showintel Displays.

     d) GROSS PROFIT. For the purpose of this Agreement, "Gross Profit" is defined as gross advertising sale minus 15% ad agency fee minus theatre revenue share.

     e) ADVERTISEMENTS. For the purpose of this Agreement, "Advertisements" are defined as the video content which is sold by Channel M or Showintel to third parties for placement on the Showintel Displays or The Channel M Program.

     f) NATIONAL ADVERTISERS. For the purpose of this Agreement, the words "National Advertisers" or "National Ads" shall mean all Advertisements sold by either Channel M or Showintel to third parties who by general advertising industry standards are generally deemed as national advertisers.

     g) LOCAL ADVERTISERS. For the purpose of this Agreement, the words "Local Advertisers" or "Local Ads" shall mean all Advertisements sold by either Channel M or Showintel to third parties who by general advertising industry standards are generally deemed as local advertisers, generally local businesses who wish to promote their business or product within a specific geographic area generally considered to be within a 20 mile radius of the business.

3. AGREEMENT. Channel M hereby grants to Showintel and to Showintel only, the right and privilege to provide digital media management services via Displays and Services and such products in Channel M Locations as designated in separate addendum, and such Locations as Channel M may undertake in writing. As consideration for the benefits conferred by this Agreement, Channel M agrees to share revenue as provided in this Agreement, and Showintel covenants and agrees that it shall continuously, and without interruption, provide such Services during the usual business hours of the location, and each regular business day on which the locations are open for business, in strict and faithful compliance with the requirements agreed to herein.

3.1 Showintel shall make no material alterations or installations to or affecting any Channel M location without Channel M's prior written approval.

3.2 TERM. The term of this Agreement herein granted shall commence on January 21, 2003 and shall continue until the earlier of: (a) January 21, 2005, or
     (b) the expiration of the separate agreements for any specific Channel M Location. However, the term of the separate license for any specific Location herein granted shall continue for a minimum period of two (2) years from date of installation. Notwithstanding the foregoing, the master term and each specific license are subject to sooner termination as set forth below.

4. PAYMENT OF REVENUE SHARE; BENEFITS. Each Party, as an "Obligated Party," further covenants and agrees to pay to the other Party any portion of the Revenue Share (defined below) due to the other Party and received by the Obligated Party, no later than the seventh (7th) day of the calendar month immediately following the date of receipt of such funds by the Obligated Party. Further, each Obligated Party shall render an accounting of all funds received and deductions made pursuant to this Agreement during the prior calendar month, together with payment of the Revenue Share paid by the Obligated Party.

4.1 Both Channel M and Showintel will maintain separate marketing efforts to market Advertisements available at Channel M Locations and Networked Theatres with the provisions and revenue sharing as follows:

     a) Channel M will exclusively sell National Ads. Showintel shall have prior approval from Channel to approach a potential advertiser to sell National Ads, which approval will not be unreasonably withheld, provided that Channel M does not have pending negotiations or agreement(s) with the potential advertiser.

     b) Showintel will focus on sales of Local Ads and shall communicate regarding its sales efforts with Channel M on a weekly basis. The terms of this Agreement regarding sales of Local Ads shall be renegotiated in good faith between the parties should Channel M decide in the future to adopt a Local Ads sales effort.

     c)   Channel M will manage content delivery for all Networked Theatres.

     d)   Revenue Share shall be calculated as follows:

          1. For all Networked Theatres for which Channel M sells advertising, Showintel will receive as its Revenue Share:

          5% of the Gross Profit off the FIRST ad sold in a flight.
          10% of the Gross Profit off the SECOND ad sold in a flight.
          15% of the Gross Profit off the THIRD ad sold in a flight and on any sales sold in that flight thereafter.

          By way of example only: if Channel M sells an ad on 87 Networked Sites, and the average gross sale price for one ad was $350 per flight per theater; the Gross Profit is calculated as $350 x 85% (accounting for ad agency fee) x 50% (accounting for theatre revenue share) = $148.75.

          Then Showintel would receive:

          $148.75 x 87 theatres x 5% of the FIRST ad sold in a flight or $647.06 $148.75 x 87 theatres x 10% of the SECOND ad sold in a flight or $1294.13 $148.75 x 87 theatres x 15% of the THIRD ad sold in a flight or $1941.19 and this same 15% on any ads sold after three for all networked theatres.

          2. For any sales Showintel were to make on any Channel M Non-Networked theatres either national or local sales, Showintel would receive 50% of the Gross Profit.

          3. For all Networked Theatres for which Showintel sells advertising, Channel M will receive as its Revenue Share:

          5% of the Gross Profit off the FIRST ad sold in a flight.
          10% of the Gross Profit off the SECOND ad sold in a flight.
          15% of the Gross Profit off the THIRD ad sold in a flight and on any sales sold in that flight thereafter.

          By way of example only: if Showintel sells an ad on 87 Networked Sites, and the average gross sale price for one ad was $350 per flight per theater; the Gross Profit is calculated as $350 x 85% (accounting for ad agency fee) x 50% (accounting for theatre revenue share) = $148.75.

          Then Channel M would receive:

          $148.75 x 87 theatres x 5% of the FIRST ad sold in a flight or $647.06 $148.75 x 87 theatres x 10% of the SECOND ad sold in a flight or $1294.13 $148.75 x 87 theatres x 15% of the THIRD ad sold in a flight or $1941.19 and this same 15% on any ads sold after three for all networked theatres.

     e) Each Party shall be responsible for its own costs associated with the reporting and collection of generated revenues.

     f) Each Party shall notify the other party prior to making contact with new theater chains to prevent duplication of efforts. Both parties shall diligently work together to expand to new theater chains not currently under contract.

4.3 The amount of the gross revenues sold by either Party shall be ascertained on a four week cycle per the flight schedule as developed by Channel M. Each Party shall provide the other Party with a full, true and correct accounting showing such gross revenues for the flight. Such accounting shall be provided to other Party on the seventh day of each calendar month, accompanied by a check for Revenue Share due from an Obligated Party, if any.

4.2 Each Obligated Party shall hold any amounts due to the other party's Revenue Share in trust, as a fiduciary. Channel M grants Showintel a first priority interest in the Showintel Revenue Share, now or hereafter arising from operations at or in connection with this Agreement; and Showintel grants Channel M a first priority interest in the Channel M Revenue Share, now or hereafter arising from operations at or in connection with this Agreement.

5. NON-DISCLOSURE AND NON-COMPETE. During the term of this Agreement, and so long as neither Party is in material default hereunder, each Party agrees not to make any disclosure of the subject matter of this Agreement to any third person or entity, and each Party further agrees that it shall not contact, either directly or indirectly, the theater clients of the other Party with respect to the Displays without the express approval for the release of the information.

6. INTEGRATION. The Displays and all functions will appear to the public as an integrated part of the theater operations, except that either party, Channel M or Showintel, may apply tasteful identification on its equipment and may also show identification "spots" in the advertising rotation, subject to other Party's prior written approval, which will not unreasonably be withheld, and further subject to the approval of the manager of the Location.

7. INDEPENDENT CONTRACTOR. Channel M and Showintel are independent contractors. The Parties are not partners, and the Parties are not engaged in a joint venture. Vendors and creditors of the Channel M or Showintel will be advised by the Parties hereto that both parties are independent contractors and are responsible for purchase of and payment for their own equipment, software and services, in their own name, as their individual, sole responsibility, for their own account.

8. EQUIPMENT TO BE PROVIDED BY SHOWINTEL. Showintel agrees to furnish all equipment, software and support for the operation in the Channel M Locations, with the exception of the video display. Said furnishings and equipment shall at all times belong to and be owned by Showintel, and Showintel shall maintain these in good condition and state-of-the-art working order, repair and replacement. Showintel will fix and/or replace any of its field equipment within 2 business days of being notified of the problem as specified below, with the exception of events beyond Showintel's control, such as loss of broadband connectivity or access to a building location. Such notification shall be in writing by facsimile to 901-854-3589, or at such other contact advised by Showintel in writing.

9. COSTS AND EXPENSES. Showintel agrees to obtain and pay for, at its sole cost and expense, all costs, expenditures and expenses associated with the Services and Displays (except to the extent specifically and expressly excluded in this Agreement and imposed on Channel M). Without limiting the generality of the foregoing, the following expenses shall be paid by the Parties as follows:

     a. All expenses of the network operation will be paid for by Showintel, without cost to Channel M, as a part of the Displays and Services to be supplied, with the exclusion of equipment purchases not provided herein.

     b. Showintel and Channel M shall each pay all governmental charges, costs, assessments, fines or penalties of every kind and nature, which have been or which may be levied, assessed or charged by any governmental agency against the respective Party's property and goods.

     c. All necessary employee or contractor records, sales tax records, and any other records required by state, county or federal government shall be kept by each Party for its own employees, contract employees, subcontractors and suppliers; and each Party shall be responsible for its own personnel, wages, payroll, workers compensation premiums, payments or awards, all other insurance premiums or awards, employee benefits and payments of any nature, and all taxes thereon or measured thereby.

     d. All expenditures and expenses related to the acquisition, installation, operation, maintenance, repair, replacement and upgrading of the network and its related hardware and software components, with the exception of the content, shall remain the obligation of Showintel. In the event of termination of any license for a Display, Channel M shall not be entitled to use, retain or otherwise appropriate rights to any of the intellectual property rights owned or controlled by Showintel including database, management systems, loyalty programming and other systems of exclusive design for the operations of the Showintel.

10. COSTS TO BE PAID BY LOCATION OWNERS. It is the intention of the Parties that the Location owners shall bear all costs for utilities. A manager or owner of a Location will decide, if needed, where real estate alterations will be made and shall bear the reasonable costs of construction to buildings and improvements for the accommodation of Channel M or Showintel related equipment and it shall be the obligation of the Party negotiating or contracting with such Location owner and/or manager to make that person or entity aware of the provisions of this Agreement relating to costs to be borne by Location owners.

11. SHOWINTEL COVENANTS. Showintel hereby further covenants and further agrees with Channel M:

     a) Showintel's Displays and Services will be fully operational in designated Channel M Locations no later than two weeks after the installation of broadband services for the city where a Location is situated.

     b) Showintel is, and shall be, responsible, at its sole expense, for installation, management, maintenance, repair, replacement and upgrading of Displays and Services and for providing Channel M with reliable and first class advertising and shopping systems.

     c) Showintel shall provide to Channel M advance notification of all contacts for Display advertising, without exception.

     d) Showintel shall undertake to upgrade its Displays and Services to timely keep pace with technological advances and replacements with the exception of the display monitors, screens or projectors.

     e) The commencement of full operation of the Displays and Services in each location shall mark the beginning to the term of license for that unit under the purposes of calculations under Sec. 4 above.

     f) Showintel shall conduct its operations at all times with skill and expertise of an expert, and according to highest professional ethics; and Showintel shall deal with advertisers and their respective agencies and agents with the highest ethical standards. Showintel shall not charge for nor collect any amounts for advertising revenues (unless identified as pre-paid) until actually displayed in a Showintel or Channel M Location.

     g) It is the intent of the Parties hereto that the available time in the display rotation devoted to advertising by third parties will be limited to the percentage allowed by the Location owners pursuant with the contract between the Parties and the Location owners. The Parties agree that the Location owners or managers shall have no obligation to pay ad-related expenses, except for the production of ad content intentionally provided by and on behalf of the Location owner, its subsidiaries and affiliates or unless those expenses are specifically identified in this Agreement.

     Showintel shall indemnify, defend (at its sole cost and expense) and hold Channel M and its affiliates, officers, directors, representatives, agents, successors and assigns (collectively "Channel M Releasees") harmless from and against any and all claims, actions, proceedings or legal actions of any nature that may be claimed, alleged, suffered, filed or asserted by any person or entity who is not a party to this Agreement, arising out of or related to the following: defective Showintel Displays or Services, the sales of which are effected at Channel M locations or in conjunction with Channel M operations; performance by Showintel of its duties pursuant to this Agreement; negligence or willful misconduct of Showintel, its employees, representatives, agents or assigns in providing the Services or Displays described herein; personal injury or property damage claims related to the Services or Displays described herein; any claim of damage suffered by any person or entity arising out of a breach of any material term of this Agreement by Showintel; any claim of damage by any party related to infringement upon copyright or trade rights by Showintel in rendering the Displays or Services; or any matter related to the development, organization, ownership, use or marketing of any Showintel product, Display or Services. The indemnity provisions of this Agreement shall survive termination of this Agreement. The Showintel media management system, and its concept, and, if desired by Channel M, the Showintel Displays and Services and kiosk based e-commerce shall be available in Channel M locations for a period of two (2) years (or earlier, upon termination of the license hereunder for that location).

12. CHANNEL M COVENANTS. Channel M hereby further covenants and further agrees with Showintel:

     a. Channel M shall provide Showintel advance notification of contacts for display advertising in Networked Theatres, without exception.

     b. Channel M shall conduct its operations arising out of this Agreement with skill and according to highest professional ethics. Channel M shall deal with advertisers and their respective agencies and agents with high ethical standards. Channel M shall not charge for nor collect any advertising revenues (unless identified as pre-paid) until actually displayed in a Networked Theatre.

     c. It is the intent of the Parties hereto that the available time in the display rotation devoted to advertising by third parties will be limited to the percentage allowed by the Location owners pursuant with the contract between the Parties and the Location owners. The Parties agree that the Location owners or managers shall have no obligation to pay ad-related expenses, except for the production of ad content intentionally provided by and on behalf of the location owner or manager, its subsidiaries and affiliates, and unless those expenses are specifically identified in this Agreement.

     d. Channel M shall indemnify, defend (at its sole cost and expense) and hold Showintel and its affiliates officers, directors, representatives, agents, successors and assigns (collectively "Showintel Releasees") harmless from and against any and all product liability claims that may be claimed, alleged, suffered or asserted by any person or entity who is not a party to this Agreement, arising out of or related to performance by Channel M pursuant to this Agreement. The indemnity provisions of this Agreement shall survive termination of this Agreement.

13. REPRESENTATIONS AND WARRANTIES. As further consideration for the Parties entering into this Agreement and for performing pursuant to the terms and conditions hereof, Showintel hereby represents and warrants to Channel M the following:

     a) Standard vendor representations and warranties including the Displays and Services have been pre-tested and are and will be bug-free and will be continuously operational within normal industry standards.

     b) Showintel has developed a digital display with integrated software control which presently consists of plasma screens with integrated software, as well as digital projection wall displays, that are controlled through a site-based server which stores content for the display and a high speed connection to a remote server.

     c) Showintel has participated in the design and exclusively owns and operates and shall continuously keep in first class, reliable operation, without interruption, the Displays and the operating system software for the Displays, which permits each of the panels of the display to present different coordinated multimedia digital content. The multiple digital content displayed on each of the panels of the display is intended to assist in the promotion of the Locations or generate revenues as follows:

          1) Project trailers or other promotional materials relating to attraction and concessions at the Channel M Locations.
          2) project loyalty program information, including specials discount and contest activities
          3)   project advertisements by paying sponsors and advertisers
          4) project general information of public interest or certain productions

     d) Showintel has participated in the design of and exclusively owns software and shall continuously link, manage and operate digital transmissions in each and all displays through a process known as network operations.

14. DEFAULT. The following shall constitute an event of default and a breach of this Agreement by the parties hereto:

     a) If Channel M or Showintel shall fail to observe or perform in any material respect any of the covenants, agreements or conditions of this Agreement, or fail to undertake or honor an indemnity obligation provided in this Agreement, and such failure shall continue for a period of ten (10) days after written notice thereof from the non-breaching party has been given to the other party, unless such default cannot reasonably be cured within ten (10) days and the party who has caused such failure shall, within such period, commence to cure such failure and thereafter diligently prosecutes the same to completion.

     b) If Channel M or Showintel shall file a petition in bankruptcy or be adjudicated a bankrupt, file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation, make an assignment for the benefit of creditors or if a trustee, receiver or liquidator of all or a substantial part of either party's assets shall be appointed in any action, suit or proceeding by or against such party, and such proceeding shall not have been dismissed within sixty (60) days of such commencement.

     c) If any warranty or representation of either party to this Agreement shall prove to be untrue in any material respect at the time it was made or at the time of its performance, whichever may be later.

     d) In the event an Obligated Party fails to make any payment required pursuant to the terms of this Agreement, and such failure continues for a period of fifteen (15) days after written notice from the Party to whom payment is due, then the Party to whom payment is due may, but shall not be required to, declare this Agreement immediately terminated and to collect all amounts due, including costs of collection, attorneys' fees and costs.

     e) The remedies available to a Party in the event the other Party defaults in performance of any material term or condition of this Agreement shall be limited to the following:

          1)   termination of this agreement as set forth below; and

          2) loss of income arising from pending prepaid Advertisements and Advertisements until the termination of third party pending contracts entered into on behalf of Channel M or Showintel for display of Advertisements in Networked Theatres; and

          3) damages, awards, costs, and expenses of any kind, including attorney's fees and costs related to or arising out of the indemnity provisions of this Agreement, which provisions shall survive termination of this Agreement; and

          4) any and all equitable relief, including, but not limited to injunctive relief and specific performance, necessary or appropriate to compel compliance or performance of any Party pursuant to the terms of this Agreement.

15.  TERMINATION. Termination of this Agreement shall occur upon the earlier of:
     (a) expiration of the term of this Agreement as set forth herein; or (b) termination upon default of a Party, pursuant to the provisions of Paragraph 14 hereof. In the event of termination of this Agreement, Showintel shall remove its Displays and Services from Networked Theatres within 120 days after the effective date of termination.

16. ANNOUNCEMENTS. Until the execution and delivery of this Agreement, the timing and content of announcement, publicity or reports regarding any aspect of this transaction to the financial community, advertising community, governmental agencies, customers, suppliers, or the public generally must be mutually agreed upon in writing by the Parties hereto; however, upon execution of this Agreement the Parties must comply with regulatory requirements for pubic disclosure as Showintel is a publicly registered and trading company.

17. GOVERNING LAW. This Agreement shall be governed and construed under the laws of California, and each Party hereto agrees to be subject to the jurisdiction of the courts of the State of California, or the courts of the United States of America located in Los Angeles County, California.

18. ACCESS. Upon reasonable notice and during reasonable business hours, no more often than once each quarter, each Party shall have the right to audit the other Party's records to determine compliance with the payment provisions of this Agreement. The parties shall reconcile any discrepancies found in the audit within thirty days after receiving the report of the auditor. If an independent auditor finds underpayments and non-payments aggregating 5% or more of the amount actually paid in any quarter, the audited party shall reimburse the auditing party for the cost of the audit.

19. LIABILITY. Neither Party hereto has any duty, obligation or liability to the other, other than as expressly set forth in this Agreement.

20.  FURTHER REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

     EACH PARTY REPRESENTS AND WARRANTS TO THE OTHER PARTY THAT:

     a) Such Party has the right, power, legal capacity, and authority to execute and enter into this Agreement and to execute all other documents and perform all other acts as may be necessary in connection with the performance of this Agreement.

     b) No approval or consent not previously obtained by any person or entity is necessary in connection with the execution of this Agreement by such Party or the performance of such Party's obligations under this Agreement.

21. ABATEMENT. In the event of fire or other event not caused by either Party hereto, causing damage to a Networked Theatre and such Networked Theatre is destroyed or rendered temporarily non-usable, this Agreement shall be suspended as to such Networked Theatre until as such time it is determined by the Location owner to cease operations at that Location or site; or until such time as the site or Location shall be in sufficient repair for the performance of the provisions of this Agreement.

22. ATTORNEY'S FEES. If either party finds it necessary to initiate legal action or proceedings for the enforcement or interpretation of this Agreement, then the prevailing party shall be entitled to recover reasonable attorney fees, costs and expenses incurred in such action.

23. NOTICES. Any notice, communication, request, reply or advice by either party shall be writing and duly addressed, postage prepaid, to the addressee by first class U. S. Mail to the address set forth above, or by facsimile transmission to a facsimile number provided by the addressee. In the event such notice sets forth a demand for performance of any term of this Agreement, the notice of such demand shall be effected by certified U.
     S. Mail, return receipt requested. All notices shall be deemed received three (3) days after proper mailing or upon delivery of a facsimile transmission to the addressee as set forth in this paragraph 23. Either Party may change the address or facsimile contact to which notices are to be sent by providing written notice of a change in contact information pursuant to the terms of this paragraph 23.

24. FAXED ORIGINAL; COUNTERPARTS. Execution of this document may be accomplished by facsimile transmission of signed copies of this Agreement followed by delivery of the original signed hard copies in the manner provided herein. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

     ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties hereto with respect to the matters set forth herein and no representations or warranties have been made by either Party hereto, other than as set forth herein. This Agreement supersedes all prior discussions, communications, or negations of the Parties with respect to the content of this Agreement which occurred prior to the date of execution of this Agreement. No modification shall be binding upon either Party unless it shall be in writing and signed by all Parties hereto.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

SHOWINTEL NETWORKS, INC                      MINATAUR PRODUCTIONS, INC.

By: /s/ David Lott                           By: /s/ Eric Hebel
    ---------------------------------            -------------------------------
    David Lott                                   Eric Hebel
    Its: CEO                                     Its: COO
    Date January 21, 2002                        Date: _________________________